Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 26, 2010, in the Registration Statement (Form S-1, Amendment No. 2) and related Prospectus of Green Dot Corporation for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Los Angeles, California
April 26, 2010